Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2011
- Three-month revenue of $60 million, up 47 percent from Q2 2010 -
- Adjusted EBITDA of $30 million, up 60 percent from Q2 2010 -
- Increased production by 10 percent to a record 8,012 Boe per day -
- Entered the oil-prone Permian Basin -
Denver, Colorado — August 8, 2011 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported second quarter and six month financial and operating results for the periods ended June 30, 2011.
Highlights include the following:
•	Net income of $25.7 million in the three months ended June 30, 2011, an increase of 35 percent over the prior year period. For the six months ended June 30, 2011, net income was $8.9 million.

•	Generated Adjusted EBITDA (a non-GAAP measure) of $30.2 million in the three months ended June 30, 2011, an increase of 60 percent over the prior year period. For the six months ended June 30, 2011, generated Adjusted EBITDA of $53.8 million, an increase of 50 percent over the prior year period.

•	Increased production to 729 thousand barrels of oil equivalent (MBoe) or 8,012 barrels of oil equivalent (Boe) per day in second quarter of 2011, an increase of ten percent over the prior year period.

•	Drilled three wells in the Bakken oil shale trend, recompleted five wells into the Mowry oil shale formation and installed new infrastructure to accommodate growing oil production in Greater Aneth Field.

•	Achieved first meaningful production in the Bakken.

•	Acquired 18,400 gross acres (7,900 net acres) in the oil-prone Wolfbone play in the Delaware area of the Permian Basin, increasing drilling inventory and visible growth potential.

•	Early in the third quarter, acquired proved reserves of approximately 4.5 million Boe in the Midland portion of the Permian Basin, along with production of 450 barrels of oil equivalent per day, additional drilling locations and further upside from up-hole recompletions.
“Our financial and operational results for the second quarter set records for Company-wide oil production, and record revenues and cash flow for the second quarter as well,” said Nicholas J. Sutton, Chairman and CEO of Resolute. “As we anticipated, Greater Aneth Field in the Paradox Basin of Utah and Hilight Field in the Powder River Basin of Wyoming continue to deliver results in line with our production estimates.
“We remain excited about the progress we are making on our initiatives in the Mowry shale in the Powder River Basin of Wyoming as well as the Bakken play in the Williston Basin of North Dakota. We made significant operational advancements in both of these projects during the quarter.
“As you know from our recent announcement, we acquired almost 8,000 net acres in the Delaware portion of the Permian Basin, and we already have two rigs working in this area. In addition, we have recently completed an acquisition of acreage and producing wells in the Midland portion of the Permian Basin.”
Sutton continued, “We have a unique set of legacy assets that generate strong cash flow and should show reliable production growth for many years, which we can reinvest to diversify, improve our visible growth potential and increase oil production. We have exciting growth opportunities in the Bakken shale, the Mowry shale and emerging oil resource plays in the Permian Basin. We believe that our team of earth scientists has put together an exceptionally well-balanced portfolio of assets and opportunities that will drive shareholder value for years to come.”
Second Quarter and Six Month Comparative Results
Under generally accepted accounting principles (“GAAP”), Resolute recorded net income of $25.7 million, or $0.37 per diluted share, on revenue of $59.9 million during the three months ended June 30, 2011, which included unrealized gains on derivative instruments of $27.0 million. This compares to net income of $19.1 million, or $0.38 per diluted share in the second quarter of 2010, which included unrealized gains on derivative instruments of $25.6 million.
For the six months ended June 30, 2011, Resolute achieved net income of $8.9 million or $0.13 per diluted share, on revenue of $114.0 million, which included unrealized losses on derivative instruments of $7.6 million. This compares to net income of $23.8 million, or $0.47 per diluted share in the 2010 period, which included unrealized gains on derivative instruments of $28.0 million.
For further information concerning the GAAP financial results, please refer to the Consolidated Statements of Operations presented in this press release.
Second Quarter and Six Months 2011 Results Compared to Second Quarter and Six Months 2010 Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	545	490	1,089	978
Wyoming	166	171	321	319
Bakken	18	—	26	—

Total production	729	661	1,436	1,297

Daily rate (Boe)	8,012	7,266	7,936	7,164

Revenue per Boe (excluding realized derivative settlements)	$82.17	$61.46	$79.34	$63.06
Revenue per Boe (including realized derivative settlements)	$74.81	$59.32	$71.88	$60.32

Revenue	$59,908	$40,642	$113,964	$81,774
Realized derivative losses	(5,365)	(1,416)	(10,716)	(3,551)

Revenue, net of derivative losses	54,543	39,226	103,248	78,223

Operating expenses:
Lease operating expense	13,526	12,192	27,912	25,414
Production and ad valorem taxes	8,233	5,810	16,025	12,136
General and administrative expense	4,753	3,834	9,106	6,487

Net income	25,668	19,068	8,894	23,772

Adjusted EBITDA	$30,155	$18,848	$53,789	$35,883

Adjusted EBITDA: During the second quarter of 2011, Resolute generated $30.2 million of Adjusted EBITDA (a non-GAAP measure), or $41.36 per equivalent barrel of oil (“Boe”), a 60 percent increase over the prior year period. During the second quarter of 2010, Resolute generated $18.8 million of Adjusted EBITDA, or $28.51 per Boe.
During the first six months of 2011, Resolute generated $53.8 million of Adjusted EBITDA, or $37.46 per Boe, a 50 percent increase over the prior year period. During the comparable prior year period, Resolute generated $35.9 million of Adjusted EBITDA, or $27.67 per Boe.
Production: Production for the quarter ended June 30, 2011, increased ten percent to 729 MBoe as compared to 661 MBoe for the second quarter of 2010.
Production for the six months ended June 30, 2011, was 1,436 MBoe as compared to 1,297 MBoe for the six months in 2010, an increase of 11 percent, or 139 MBoe.
Second quarter production from the Company’s Aneth Field properties increased to 545 MBoe from 490 MBoe in the prior year quarter and increased to 1,089 MBoe for the six months of 2011 as compared to the 978 MBoe for the six months of 2010. These increases were mainly due to the success of the Company’s recompletion program in the Desert Creek IIC subzone and increased production response from the Company’s CO2 flood projects.
Production in Wyoming of 166 MBoe decreased by 5 MBoe in comparison to the prior year quarter production of 171 MBoe but was essentially flat when compared to the prior six month period.
In the second quarter of 2011, the Company’s Bakken properties added 18 MBoe of production (26 MBoe during the six months ended June 30, 2011) in comparison to 2010, during which time the Company had no Bakken production.
Revenue: For the second quarter of 2011, Resolute realized a 39 percent increase in adjusted revenue (revenue net of realized derivatives losses) as compared to the prior year quarter due to increased production and commodity pricing. The Company realized total adjusted revenue of $54.5 million for the quarter, including the effect of realized losses on derivatives of $5.4 million. For the second quarter of 2010, Resolute had total adjusted revenue of $39.2 million, including the effect of realized losses on derivatives of $1.4 million.
For the six months ended June 30, 2011, Resolute realized a 32 percent increase in adjusted revenue as compared to the first six months of 2010 due to increased production and commodity pricing. Total adjusted revenue for the six months of 2011 was $103.2 million, including the effect of realized losses on derivatives of $10.7 million. For the six months of 2010, Resolute had total adjusted revenue of $78.2 million, including the effect of realized losses on derivatives of $3.6 million.
Operating Expenses: For the second quarter of 2011, total lease operating expenses increased eleven percent to $13.5 million from second quarter 2010 lease operating expenses of $12.2 million, or $18.55 per Boe in 2011 versus $18.44 per Boe in 2010. The increase was primarily the result of injection well repairs in Greater Aneth Field. Total production taxes increased by $2.4 million, or 42 percent, to $8.2 million, or $11.29 per Boe, as compared to $5.8 million, or $8.79 per Boe for the 2010 quarter (in each case, fourteen percent of revenue).

For the first six months of 2011, total lease operating expenses increased ten percent to $27.9 million from 2010 lease operating expenses of $25.4 million but decreased on a per-Boe basis, to $19.43 per Boe in 2011 from $19.60 per Boe in the prior year quarter. Total production taxes increased by $3.9 million, or 32 percent, to $16 million, or $11.16 per Boe (fourteen percent of revenue), as compared to $12.1 million, or $9.36 per Boe for the six months of 2010 (fifteen percent of revenue).
General and Administrative Expense: Resolute incurred general and administrative expense for the second quarter of 2011 of $4.8 million, or $6.52 per Boe, as compared to general and administrative expense of $3.8 million, or $5.80 per Boe, during 2010. The $1.0 million increase in general and administrative expenses mainly resulted from a $0.8 million of increased cost related the Company’s short term incentive compensation plan which is being accrued ratably over the full year in 2011 while such costs were not accrued until the last four months of 2010, and $0.6 million of increased stock based compensation expense. The Company recognized a full quarter of stock based compensation expense in 2011, whereas no equity awards were granted until May of 2010. The non-cash stock-based compensation expense represented $2.1 million, or $2.73 per Boe, for the second quarter of 2011. The overall increase in general and administrative expense was partially offset by decreased professional service fees and increases in overhead billings.
Resolute incurred general and administrative expense for the six months ended June 30, 2011, of $9.1 million, or $6.34 per Boe, as compared to general and administrative expense of $6.5 million, or $5.00 per Boe, for the prior year. The majority of the difference between 2011 and 2010 is also the result of increases related to the Company’s short term incentive compensation plan and increased stock based compensation costs partially offset by decreased professional fees and increased overhead billings.
Capital Expenditures: During the second quarter and first half of 2011, Resolute made capital investments of approximately $55.5 million and $77.1 million, respectively. Capital investments were made to support the Company’s ongoing tertiary recovery projects in Greater Aneth Field, drill three wells and complete four wells in the Bakken trend, recomplete five Mowry shale wells at Hilight, expand infrastructure and acquisitions of leasehold and drilling in the Permian Basin.
Operations Update
Greater Aneth Field — Paradox Basin
In the Aneth Unit there were contributions from our ongoing CO2 injection program in the Phase 1, 2 and 3 areas. The CO2 infrastructure build-out for Phase 4 is progressing as expected, and we anticipate beginning the injection of CO2 by year-end. In the McElmo Creek Unit, we continue to see production growth from redeveloping the Desert Creek IIC subzone. To date, we have completed thirteen producing wells and eight injector wells. This work has resulted in average incremental initial oil production of 143 barrels of oil per day per producing well. During the remainder of the year we anticipate completing an additional ten DC IIC projects. In August, we plan to bring on line our new compression facility that will improve the reliability and efficiency of the field. Aneth Field remains the primary source of cash flow for Resolute.

Hilight Field — Powder River Basin
In Hilight Field, conventional production from the Muddy formation is in line with our expectations and we continue to improve our understanding of the Mowry shale. To date we have recompleted five existing Hilight Field vertical wells into the Mowry shale. We have established commercial production in two wells at an average rate of 30 Boe per day, of which approximately 80 percent is liquids (70 percent crude oil); two of the wells were recently fraced and are currently cleaning up; the fifth well has experienced mechanical difficulties which we expect to remedy in the near future. Although the results are preliminary, we believe our Mowry shale recompletion program will be commercial and generate attractive rates of return. To further this program we have contracted for a 3-D seismic program covering Hilight Field to be shot in the fourth quarter. Results from the 3-D shoot will assist us in choosing the best recompletion targets and help to identify other uphole zones of potential interest. Over the remainder of 2011 we expect to recomplete an additional ten wells into the Mowry shale and believe we have an inventory of approximately 40 such opportunities. Additional upside may exist in Hilight Field from the Niobrara and Turner formations based on the success of other operators exploring for those intervals in relatively close proximity to Hilight Field. Our technical professionals are continuing to follow this activity as well as evaluating geologic data within Hilight to determine the prospectivity of these formations on our acreage. Because our Hilight Field acreage is held by production, we have the benefit of learning from the experiences of other operators before risking our own capital while pursuing our Muddy refrac and Mowry recompletion programs.
We are also testing the Mowry in the Big Horn Basin of Wyoming. We recently acquired additional acreage on which there are two existing vertical wells. This gives us the opportunity to evaluate the Mowry in a vertical well before we drill our first horizontal well. The first recompletion was conducted in July, and we are awaiting results. This information, together with the knowledge we have gained in the Powder River Basin, will allow us to be better prepared to drill our first Big Horn Basin horizontal well, which we expect to drill later this summer. We hold 70,000 net acres with approximately five years left on lease terms. Two other operators are drilling in the basin, and we look forward to learning the results of their efforts.
North Dakota Bakken Trend — Williston Basin
In our New Home Bakken project area in North Dakota (a joint venture with GeoResources (NASDAQ:GEOI) we drilled and completed four wells, have a fifth well drilled and a sixth well underway, with two rigs now dedicated to the program. We and our partner intend to accelerate drilling in this area during the second half of 2011 and into 2012, with seven gross wells scheduled over the remainder of 2011. Resolute’s average working interest in these wells will be approximately 29 percent.
In our Paris area, the Watson 14-32H well is producing without a pump at approximately 40 barrels per day. Operations are scheduled to place this well on pump in order to establish a stabilized production rate and then conduct workover operations to clean out the well and possibly improve production. The second well in the area, the Forest 14-2H well, is scheduled for completion in mid-August. We do not expect any additional wells to be drilled in the Paris area until 2012.
As with others operating in the Bakken trend, Resolute’s activities were dramatically affected by a very harsh winter and a very wet spring and early summer. This has resulted in delays in bringing production on line, as well as the deferral of drilling and other activities. Despite these issues, our results to date, as well as results from other activity in our areas, confirm the significant growth potential we have in our Bakken investments.

Permian Basin
We recently announced the acquisition of almost 18,400 gross acres (7,900 net acres) in the Delaware portion of the Permian Basin, focused on the oil-prone Wolfbone play area of Reeves County, Texas. We have drilled our first well to 12,250 feet, primarily targeting the Bone Spring and Wolfcamp formations. That well is waiting on completion. We plan to drill ten additional wells on the acreage in 2011. The Permian is a highly prolific oil basin where we believe there are opportunities for acquisitions of acreage, producing properties and companies. It will be several months before we have significant results to report on our Reeves County activities.
In addition to our Reeves County acreage acquisition, we very recently completed a $50 million acquisition, from a private seller, in Martin and Howard counties in the Midland portion of the Permian Basin. This property contains seven producing wells primarily completed in the Mississippian formation with some contribution from the up-hole Pennsylvanian, Wolfcamp and Spraberry formations. The property has estimated proved reserves of approximately 4.5 million Boe which are approximately 77 percent liquids. The existing wells are producing approximately 450 Boe per day net to Resolute. We believe there are many development opportunities on this property including proved undeveloped locations in the Mississippian and Pennsylvanian formations along with additional up-hole opportunities in the Wolfcamp and Spraberry formations. This acquisition gives the company a solid foothold in the eastern portion of the Permian Basin which we anticipate expanding with additional leasing and acquisitions.

RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Operations (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Oil	$53,892	$35,735	$102,438	$71,592
Gas	5,238	4,069	10,043	8,611
Other	778	838	1,483	1,571

Total revenue	59,908	40,642	113,964	81,774

Operating expenses:
Lease operating	13,526	12,192	27,912	25,414
Production and ad valorem taxes	8,233	5,810	16,025	12,136
Depletion, depreciation, amortization, and asset retirement obligation accretion	13,692	11,220	26,660	21,933
General and administrative	4,753	3,834	9,106	6,487

Total operating expenses	40,204	33,056	79,703	65,970

Income from operations	19,704	7,586	34,261	15,804

Other income (expense):
Interest expense, net	(772)	(1,275)	(1,887)	(2,347)
Realized and unrealized gains (losses) on derivative instruments	21,644	24,226	(18,331)	24,436
Other income	18	14	52	47

Total other income (expense)	20,890	22,965	(20,166)	22,136

Income before income taxes	40,594	30,551	14,095	37,940
Income tax expense	(14,926)	(11,483)	(5,201)	(14,168)

Net income	$25,668	$19,068	$8,894	$23,772

Net income per common share:
Basic	$0.44	$0.38	$0.16	$0.48
Diluted*	$0.37	$0.38	$0.13	$0.47
Weighted average common shares outstanding:
Basic	58,883	49,905	56,059	49,905
Diluted*	70,154	50,526	67,713	50,820

*	During the three and six months ended June 30, 2011, 2.4 million and 5.7 million shares, respectively of Resolute common stock were issued upon exercise of warrants. Warrants for an additional 42.7 million shares were outstanding at June 30, 2011. Diluted shares primarily reflect the effect of these outstanding warrants, after application of the treasury stock method.

Reconciliation of Net Income to Adjusted EBITDA
In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in thousands)
Net Income (loss)	$25,668	$19,068	$8,894	$23,772

Adjustments:
Interest expense	772	1,275	1,887	2,347
Tax expense (benefit)	14,926	11,483	5,201	14,168
Depletion, depreciation. amortization and accretion	13,692	11,220	26,660	21,933
Stock-based compensation	2,106	1,443	3,532	1,650
Unrealized loss (gain) on derivatives	(27,009)	(25,641)	7,615	(27,987)

Total adjustments	4,487	(220)	44,895	12,111

Adjusted EBITDA	$30,155	$18,848	$53,789	$35,883

Earnings Call Information
Resolute will host an investor call at 5:00 p.m. Eastern Time today. To participate in the call, please dial (877) 491-0104 (US/Canada) or (949) 484-0323 (International). The passcode is 8678 6433. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through August 10, 2011, by dialing (855) 859-2056 (U.S/Canada) or (404) 537-3406 (International), passcode 8678 6433.
This call will also be available as a live webcast which can be viewed at Resolute’s investor relations website at http://www.ResoluteEnergy.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2011; future reserve growth; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; the construction and startup of compression and other gas facilities in our Aneth field operations; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing and prospectivity of our Mowry and Permian acreage; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale in Wyoming and the Permian Basin in Texas; potential delays in the completion schedule of Resolute’s compression facility construction; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection operations; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, the Form 10-Q for the quarter ended March 31, 2011, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation
Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn Basin of Wyoming.
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Contact:
HB Juengling
Vice President — Investor Relations
Resolute Energy Corporation
303-534-4600
hbjuengling@resoluteenergy.com